                                   Exhibit 1


                         [CIBC OPPENHEIMER LETTERHEAD]



                                 June 17, 1998


Automotive Performance Group, Inc.
1207 N. Miller Road
Tempe, AZ 85234


PERSONAL AND CONFIDENTIAL

Attention:     Mr. Andrew L. Evans
               Chairman

Dear Mr. Evans:

     This letter agreement ("Agreement") confirms the terms and conditions of the engagement of CIBC Oppenheimer Corp. ("CIBC Oppenheimer") by Automotive Performance Group, Inc., ("APG" or the "Company"), to render certain financial advisory and investment banking services on an exclusive basis to the Company in connection with the evaluation of the Company's financial and strategic alternatives and one or more possible Transaction(s) (as hereinafter defined) involving the Company.

1. Services. CIBC Oppenheimer agrees to perform services that include, but are not limited to, the following:

     (a) review the Company's overall business strategy, core competencies, historical financial information and business operations, prospects and forecasts of future financial results in order to render financial advice and assistance to the Company with regard to its financial and strategic alternatives and to Transaction opportunities;

     (b) prepare a presentation for the Company's Board of Directors outlining strategic and financial alternatives for the Company and relevant valuation considerations;

     (c) assist the Company in identifying and evaluating Transaction opportunities with a view towards maximizing shareholder value;

     (d) with the assistance of the Company, develop, update and review on an ongoing basis a list of parties which might be interested in a Transaction with the Company ("Interested Parties") and, with the approval of the Company, contact such Interested Parties;

     (e) assist the Company in negotiating a Transaction with any Interested Party(ies); and

     (f) if a Financing (as hereinafter defined) is proposed by the Company, assist the Company with (i) the preparation of a prospectus (in the event of a public offering) or a descriptive memorandum (in the event of a private placement), (ii) the dissemination of such materials to prospective investors identified by CIBC Oppenheimer and the Company, and (iii) the negotiations of the terms of a Financing.

     In the context of this Agreement, "Transaction" is defined and understood to include (i) the purchase by the Company, either through a direct acquisition or other arrangement, in whole or in part, of all or a substantial portion of a business operation from any party ("Acquisition"); (ii) any joint venture or partnership arrangement or other similar transaction with any party(ies) regarding joint marketing or business development arrangements (a "Strategic Partnering Arrangement"); (iii) the sale of common shares or securities convertible into common shares of the Company representing less than 50% of the fully diluted shares outstanding of the Company to any third party ("Minority Interest"); (iv) a merger or consolidation, or any other business combination of the Company with another party involving the disposition of a significant or material portion of the common shares or securities convertible into common shares representing 50% or more of the fully diluted shares outstanding, businesses or assets of the Company (a "Merger"); (v) any financing of the Company, or its subsidiaries, including the sale of equity and/or debt securities (including, without limitation, senior or subordinated secured or unsecured debt as well as bank loan arrangements) through a private placement or public offering (a "Financing"); and (vi) any other fundamental corporate transaction (an "Other Transaction") including, without limitation, a reorganization or recapitalization of the Company; the acquisition by the Company of any other company, business or product; or any other meaningful corporate arrangement entered into by the Company that is outside of the normal course of business.

2. Exclusivity. The Company agrees to retain CIBC Oppenheimer on an exclusive basis during the term of this Agreement to perform the services described in Paragraph 1 in connection with a Transaction involving any Interested Party(ies). If the Company or any of its management or directors receives an inquiry concerning a possible Transaction that the Company is interested in pursuing, they will promptly inform CIBC Oppenheimer of the party's prospective interest in order that CIBC Oppenheimer can assess that party's interest and assist the Company in any resulting negotiations.

3. Term. The term of this engagement shall extend for twelve (12) months from the date of this Agreement and will be renewed automatically for successive monthly periods unless either party informs the other in writing, that it chooses to terminate the Agreement. Either party may terminate this Agreement at any time during the initial or renewal periods by giving the other party at least thirty (30) business days prior written notice of such termination at which time, subject to the limitations set forth herein, the Company shall pay CIBC Oppenheimer (i) any and all reasonable out-of-pocket expenses incurred up to the date thereof, as set forth in Paragraph 8, and
     (ii) any remaining amount of the Retainer, as described in Paragraph 7(a), that was to be paid during the initial or renewal periods, as the case may be, of the engagement. The Company agrees to pay CIBC Oppenheimer a Transaction Fee if the Company enters into a Transaction with any Interested Party which was identified and contacted in connection with a possible Transaction during the term of this Agreement or within twelve
     (12) months of the termination or expiration of this Agreement. Any obligation pursuant to this Paragraph 3 shall survive the termination or expiration of this Agreement.

4. Due Diligence. It is understood that CIBC Oppenheimer's assistance in any Financing will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as CIBC Oppenheimer deems appropriate under the circumstances (such investigation hereinafter to be referred to as "Due Diligence"), absence of material adverse changes in the Company, and the approval of Oppenheimer's Commitment Committee. CIBC Oppenheimer shall have the right in its sole discretion not to participate in a Financing if the outcome of the Due Diligence is not satisfactory to CIBC Oppenheimer or if approval of the Commitment Committee is not obtained ("Early Termination"). In addition, neither the Company nor CIBC Oppenheimer will be obligated to proceed with any public Financing unless and until the underwriting agreement is executed.

5. Best Efforts. It is understood that Oppenheimer's involvement in any Transaction is strictly on a best efforts basis and that the consummation of any Transaction will be subject to, among other things, market conditions.

6. Information. The Company recognizes and confirms that in providing it services under this Agreement, CIBC Oppenheimer will be using and relying upon data, material and other information furnished by the Company, its employees and representatives ("Information") without independent verification thereof or independent evaluation of any of the assets or liabilities of the Company. The Company hereby agrees and represents that all Information furnished to CIBC Oppenheimer in connection with this Agreement shall be accurate and complete in all material respects at the time furnished and that if such Information, in whole or in part, becomes materially inaccurate, misleading or incomplete during the term of Oppenheimer's engagement hereunder the Company shall so advise CIBC Oppenheimer in writing and correct any such inaccuracy or omission. Financial projections or estimates provided to CIBC Oppenheimer will be reasonable and will be based on the Company's best estimate of the future results of operations of the Company. Accordingly, CIBC Oppenheimer assumes no responsibility for the accuracy and completeness of such Information and financial projections. All Information that is not publicly available will be treated in strict confidence and will not be revealed by CIBC Oppenheimer unless legally compelled, as determined in good faith by counsel to CIBC Oppenheimer and only upon reasonable prior notice to the Company.

     Inasmuch as it may be necessary to prepare and disseminate a memorandum (the "Memorandum") describing, among other things, the Company and its operations, historical and projected performance and product development status, in order to consummate a Transaction, the Company is responsible for preparing such Memorandum with the assistance of its counsel and CIBC Oppenheimer, and will provide CIBC Oppenheimer a copy of such Memorandum prior to dissemination. The Company will advise CIBC Oppenheimer in writing that the Memorandum is accurate in all material respects and does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances under which they are made, not misleading. Such Memorandum will not be distributed without the Company's prior approval of the prospective recipients of the Memorandum.

7. Fees. The Company agrees to pay CIBC Oppenheimer non-refundable cash fees (the "Fees") as follows:

     (a) a non-refundable retainer (the "Retainer") equal to $250,000 and payable as follows: (i) $50,000 upon the signing of this Agreement, and (ii) $100,000 on December, 1998 and $100,000 on June 1, 1999; and

     (b) a transaction fee (the "Transaction Fee") payable upon closing of a Transaction involving Interested Parties as calculated using the Transaction Fee schedule contained in Appendix A, attached hereto.

     If this Agreement is renewed pursuant to Paragraph 3 herein, the Company will pay to CIBC Oppenheimer an additional Retainer of $20,000 per month. Such payment will be due on the first day of each month of the renewal period. All retainer payments in excess of $200,000 shall be creditable against any Transaction Fee(s).

     If a Transaction is not consummated, but the Company receives a "break-up" fee or any other payment as a result of the termination or cancellation of the Company's or an Interested Party's efforts to effect a Transaction, a judgment for damages or an amount in settlement of any dispute relating to a Transaction or an Interested Party's investment in the Company, or any payment to the Company not otherwise described in this Paragraph 7, then the Company shall also pay to CIBC Oppenheimer a cash fee equal to 20% of such fee, payment, judgment or amount.

8. Expenses. In addition to any fees that may be payable to CIBC Oppenheimer, and regardless of whether a Transaction is consummated during the term of this Agreement, the Company hereby agrees to reimburse CIBC Oppenheimer for all of its reasonable out-of-pocket expenses arising out of Oppenheimer's engagement hereunder. Reasonable out-of-pocket expenses include, but are not limited to such costs as, telephone, telex, courier service, copying, accommodations, travel, and fees and disbursements for consultants and legal counsel.

     All such fees and expenses will be billed monthly and are payable when invoiced. Upon the earlier of the termination or expiration of this Agreement, or the consummation of a Transaction, any outstanding fees and expenses shall be due and payable as provided for in Paragraph 3 herein.


9. Indemnification. In addition to the payment of fees and reimbursement of expenses provided for above, and regardless of whether a Transaction is consummated, the Company agrees to indemnify CIBC Oppenheimer with regard to matters contemplated herein, as set forth in Appendix B, attached hereto, which is incorporated by reference as if fully set forth herein. This Paragraph 9 shall survive the termination or expiration of this Agreement.

10. Disclosure. The services or advice to be provided by CIBC Oppenheimer under this Agreement shall not be disclosed publicly or made available to third parties not affiliated with the Company without Oppenheimer's prior written approval, except as required by law. Notwithstanding, CIBC Oppenheimer shall be permitted to advertise the services it provided in connection with a Transaction subsequent to the consummation of a Transaction.

11. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the state of New York and may not be amended or modified except in writing signed by both parties.

12. Independent Contractor. CIBC Oppenheimer is an independent contractor and has no authority, nor will CIBC Oppenheimer represent that CIBC Oppenheimer has any authority, to bind the Company or to assume or to create any obligation or responsibility, express or implied, on behalf of the Company or in the Company's name.

13. Successors. This Agreement and all rights and obligations thereunder shall be binding upon and inure to the benefit of each party's successors, but may not be assigned without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

14. No Brokers. The Company represents and warrants to CIBC Oppenheimer that there are no brokers, representatives, or other persons which have an interest in fees due to CIBC Oppenheimer from any Transaction contemplated herein.

     Please confirm that the foregoing is in accordance with your understanding by signing the enclosed letters in the space provided and returning them to us for execution, whereupon we will send you a fully executed original letter which shall constitute a binding agreement as of the above date.

     We look forward to working with you on this assignment.

                                        Very truly yours,

                                        CIBC Oppenheimer Corp.


                                        By: /s/KARL C. JOHNSON, JR.
                                           -------------------------------------
                                           Karl C. Johnson, Jr.
                                           Executive Director

Agreed and Accepted
as of the above date

Automotive Performance Group, Inc.

By: /s/ ANDREW L. EVANS
   -----------------------------------
   Mr. Andrew L. Evans
   Chairman

                                   APPENDIX A
                            Transaction Fee Schedule

      The following represents the fees to be paid by the Company to CIBC Oppenheimer upon the successful completion of any of the respective Transactions with Interested Parties. All Transaction Fees shall be due and payable at the earlier of the consummation of the Transaction and the first time any Consideration, which is used to calculate such Fees, is paid to or received by the Company or its shareholders.

Public Financing/Private Financing

      In the event that CIBC Oppenheimer assists the Company with a Financing, the Company agrees to pay CIBC Oppenheimer the following fees:

          (a) A "gross spread" of six percent (6%)(non-IPO) of the gross proceeds raised by the Company through the public sale of any of its equity securities.

          (b) Four percent (4%) of the gross proceeds raised by the Company through a private placement of any of its equity securities;

          (c) Three percent (3%) of the gross proceeds raised by the Company through the sale of any subordinated debt securities; and

          (d) Mutually agreeable fees based on correct market conditions of the gross proceeds raised by the Company in the form of senior secured debt.

      If, within twelve (12) months following the termination or expiration of this Agreement, the Company sells any of its securities to any party contracted by CIBC Oppenheimer, CIBC Oppenheimer will be due a Transaction Fee equal to the amounts provided for in (a) and (b) above.

Acquisition, Strategic Partnering Arrangement, Minority Interest or Merger

      In the event that CIBC Oppenheimer assists the Company in consummating a(n) Acquisition, Strategic Partnering Arrangement, Minority Interest or Merger, the Company agrees to pay to CIBC Oppenheimer the following fees based on the Transaction Value (as hereinafter defined) paid to, received by or paid by the Company or its shareholders equal to the greater of:

          (a)  $250,000 or;

          (b)  One percent (1%) of the Transaction Value.

Other Transactions

      If the Company requests CIBC Oppenheimer to provide financial advisory or financial consulting services (including a fairness opinion) or assist in arranging a transaction that is not otherwise covered by the provisions of this Agreement, the Company agrees to pay CIBC Oppenheimer mutually acceptable compensation taking into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar transactions. CIBC Oppenheimer will not perform services not covered by the provisions of this Agreement unless first so requested by the Company, but in any event shall not be compelled to provide such services.

Definition of Transaction Value

        In the context of this Agreement, "Transaction Value" means the aggregate value of the Consideration (as hereinafter defined) paid to, payable to, received by, receivable by, paid by or payable by the Company or its stockholders upon the closing of a Transaction which occurs during the term of this Agreement. "Consideration" means cash, securities (including, but not limited to stock, warrants or notes) and any other form of consideration (including earnout payments, royalty interests, non-competition payments, licensing payments, consulting payments, the assumption, directly or indirectly (by operation of law or otherwise), or refinancing of debt, the fair market value of any other property and any other form of consideration or compensation) paid to, payable to, received by, receivable by, paid by, or payable by the Company or its stockholders. If part of the Consideration is contingent upon the occurrence of some event subsequent to the closing of the Transaction (including, but not limited to, the realization of earnings projections and actual product sales and the meeting of certain milestones), then the Company will pay to CIBC Oppenheimer in cash that portion of the Transaction Fee related to such contingency based upon the present value of the reasonably expected maximum amount of such contingent future payments (as such amount is determined in good faith between the Company and CIBC Oppenheimer) using a discount rate of 10% (the "Contingency Payment Calculation").

        If part or all of the Consideration paid or received in a Transaction is represented by securities (the "Securities") publicly traded prior to the consummation of such Transaction, the value thereof shall be determined by the average last sale price for such securities for the twenty (20) trading days prior to the consummation of the Transaction. If part or all of the Consideration paid or received is newly-issued Securities, the average last sale price for such Securities for the first twenty (20) trading days subsequent to the consummation of such Transaction shall be used in determination of the Consideration for the purpose of computing that portion of the Transaction Fee which shall be due and payable on the twenty-first trading day subsequent to the consummation of such Transaction. In the event that part or all of the Consideration paid is newly-issued Securities for which no market exists, the fair value of such Securities as determined in good faith by the parties shall be used in the determination of the Consideration, for the purpose of computing that portion of the Transaction Fee. In the event that the value of the Securities component of the Consideration is valued subsequent to such closing pursuant hereto, then the Transaction Fee will be adjusted accordingly. Any such adjustment will be due and payable upon demand. Any inability to agree upon the value of the Securities described in the foregoing or the Contingency Payment Calculation will be resolved through submission to binding arbitration in New York City before the New York Stock Exchange, Inc. or the National Association of Securities Dealers Inc.

        All payment made hereunder to CIBC Oppenheimer shall be made in U.S. dollars to Oppenheimer's account in New York City or as CIBC Oppenheimer shall otherwise designate.

Automotive Performance Group, Inc.       CIBC Oppenheimer Corp.

By: /s/  ANDREW L. EVANS                 By: /s/  KARL C. JOHNSON, JR.
    -----------------------------            -----------------------------
    Mr. Andrew L. Evans                      Karl C. Johnson, Jr.
    Chairman                                 Executive Director

                                   APPENDIX B
                                Indemnification

The Company agrees to indemnify CIBC Oppenheimer, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or
Section 15 of the Securities Act of 1933 (each such person, including CIBC Oppenheimer, is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including, but not limited to, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made (ii) caused by or arising out of any act or failure to act or
(iii) arising out of Oppenheimer's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provision shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and CIBC Oppenheimer on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations. subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the total amount of fees actually received and retained by CIBC Oppenheimer hereunder.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action, it being understood, however, that the Company shall not, in connection with any one such claim or action or separate but, substantially similar or related claims or action in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all the Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to the Company, at the Company's expense, to defend such claim or action. The omission by an Indemnified Party to promptly notify the Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the Company from any liability the Company may have to such Indemnified Party only to the extent that such a delay in notification materially prejudices the Company's defense of such claim or action. The Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. Any obligation pursuant to this Appendix shall survive the termination or expiration of this Agreement.

Automotive Performance Group, Inc.      CIBC Oppenheimer Corp.

By: /s/ ANDREW L. EVANS                 By: /s/ KARL C. JOHNSON, JR.
   -----------------------------------     -------------------------------------
   Mr. Andrew L. Evans                     Karl C. Johnson, Jr.
   Chairman                                Executive Director